Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-109702) and Form S-8 (No. 333-85394) of Bio-Imaging Technologies, Inc. and its subsidiaries of our report dated March 29, 2007 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/  PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 29, 2007